UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      June 6, 2007

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:      (419) 535-4500

Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 28, 2007, Dana Corporation (Dana) and Orhan Holding, A.S. (Orhan) entered into an Agreement to Purchase Assets and Stock (the Orhan Agreement) providing, among other things, for Dana and certain of its affiliates to sell the European portion of their fluid routing products business and certain portions of their North American business to Orhan and certain of its affiliates, subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), which has jurisdiction over Dana’s bankruptcy case, In re Dana Corporation, et al., Case No. 06-10354 (BRL), government regulatory approvals, and customary closing conditions. The assets to be sold under this agreement are located at three facilities in the United States, one facility in Mexico and one facility in the United Kingdom and used to manufacture fuel lines; power-assisted steering products; heating, ventilation and air conditioning under-body products; engine and transmission cooling lines; exhaust gas recirculation tubes; and airbag fill tubes. Under this agreement, the Dana entities will also sell their equity in fluid routing products companies in France, Slovakia and Spain and their interests in three existing joint ventures with Orhan that have operations in France and Turkey. Under an amendment to this agreement entered into on June 5, 2007, the aggregate purchase price for the assets and equity interests will be $85 million, subject to customary closing adjustments, and the Orhan entities will assume certain liabilities of the purchased operations at closing. In connection with this agreement, the parties will also enter into certain ancillary agreements, including real estate leases, assignments of intellectual property, and transition services agreements.
     On May 28, 2007, Dana and Coupled Products Acquisition LLC (Coupled Products) entered into an Asset Purchase Agreement (the Coupled Products Agreement) providing, among other things, for Dana and certain of its affiliates to sell the remaining portions of their North American fluid routing products business to Coupled Products, a subsidiary of Wanxiang (USA) Holdings Corporation, subject to the approval of the Bankruptcy Court, government regulatory approvals, and customary closing conditions. The assets to be sold under this agreement are located in five facilities in the United States and one facility in Mexico and used to manufacture power-assisted steering products; heating, ventilation and air conditioning under-engine products; and brake products. Under this agreement, the purchase price will be a nominal $1 and Coupled Products will assume certain liabilities of the purchased operations at closing. In connection with this agreement, the parties will also enter into certain ancillary agreements, including real estate subleases, assignments of intellectual property and a transition services agreement.
     On June 6, 2007, the Bankruptcy Court entered orders approving the amended Orhan Agreement and the Coupled Products Agreement. Dana expects to receive regulatory approvals and to close the sales under both agreements in the third quarter of 2007. Dana expects to recognize an after-tax gain of approximately $35 million at closing under the Orhan Agreement and an after-tax loss of approximately $35 million at closing under the Coupled Products Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) In connection with a previously reported change of responsibilities at Dana, Michael L. DeBacker’s annual base salary was subsequently reduced to $275,000 and he is no longer eligible for incentives under Dana’s Annual Incentive Plan or a contemplated executive agreement with the company. Mr. DeBacker, a named executive officer in Dana's annual report on Form 10-K for 2006, is currently serving the company in a non-legal capacity.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: June 8, 2007	By:	/s/ Marc S. Levin

Marc S. Levin
Acting General Counsel and Acting Secretary

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